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FORM 4                                                      OMB APPROVAL
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                                                    OMB Number:        3235-0287
                                                    Expires:    January 31, 2005
                                                    Estimated average burden
                                                    hours per response.......0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the Securities
            Exchange Act of 1934, Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(f) of
                       the Investment Company Act of 1940

|_| Check here if no longer
    subject to Section 16. Form
    4 or Form 5 obligations may
    continue.  See  Instruction
    1(b)


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1. Name and Address of Reporting Person

    Burd,           Sharon
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   (Last)           (First)           (Middle)

        c/o BrandPartners Group, Inc.
        777 Third Avenue
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                 (Street)

  New York,          NY               10017
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   (City)         (State)             (Zip)
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2. Issuer Name and Ticker or Trading Symbol

  BrandPartners Group, Inc. (BPTR)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

  3/25/03
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___   Director                       ___   10% Owner

    _X_   Officer (give title below)     ___   Other (specify below)

                            Chief Financial Officer
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7. Individual or Joint/Group Filing (Check Applicable Line)

   _X_  Form Filed by One Reporting Person

   ___  Form Filed by More than One Reporting Person
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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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

                                                            3. Transaction  4. Securities Acquired
                                     2A. Deemed                Code            (A) or Disposed of (D)
1. Title of     2. Transaction           Execution             (Instr. 8)      (Instr. 3, 4 and 5)
   Security        Date                  Date, if any       --------------------------------------------
   (Instr. 3)      (Month/Day/Year)      (Month/Day/Year)   Code     V      Amount  (A) or (D) Price
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

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

5. Amount of                  6. Ownership     7. Nature
   Securities Beneficially       Form: Direct     of Indirect
   Owned Following               (D) or           Beneficial
   Reported Transactions(s)      Indirect (I)     Ownership
   (Instr. 3 and 4)              (Instr. 4)       (Instr. 4)
---------------------------------------------------------------

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

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of     2. Conversion  3. Transaction    3A. Deemed      4. Transaction  5. Number of       6. Date Exercisable
   Derivative      or             Date               Execution      Code            Derivative         and Expiration Date
   Security        Exercise       (Month/            Date,          (Instr. 8)      Securities         (Month/Day/Year)
   (Instr. 3)      Price of       Day/Year)          if any                         Acquired (A)
                   Derivative                        (Month/                        or Disposed of
                   Security                          Day/Year)                      (D) (Instr. 3,
                                                                                    4,and 5)
----------------------------------------------------------------------------------------------------------------------------
                                                                    Code      V     (A)        (D)     Date       Expiration
                                                                                                       Exer-      Date
                                                                                                       cisable
----------------------------------------------------------------------------------------------------------------------------
Option
(Right to Buy)     $0.15          3/25/03                            A              25,000             3/25/04    3/25/08
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
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7. Title and Amount of        8. Price         9. Number of       10. Ownership      11. Nature of
   Underlying Securities         of               Derivative          Form of            Indirect
   (Instr. 3 and 4)              Derivative       Securities          Derivative         Beneficial
                                 Security         Beneficially        Security:          Ownership
                                 (Instr. 5)       Owned Following     Direct (D)         (Instr. 4)
                                                  Reported            or Indirect
                                                  Transaction(s)      (I) (Instr. 4)
                                                  (Instr. 4)
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    Title    Amount or
             Number of
             Shares
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
    Common
    Stock    25,000                               25,000              D
---------------------------------------------------------------------------------------------------

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---------------------------------------------------------------------------------------------------

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

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Explanation of Responses:

               /s/ Sharon Burd                  March 27, 2003
        -------------------------------         --------------
        **Signature of Reporting Person              Date

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see instruction
   4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.